EXHIBIT 15

Letter Re: Unaudited Interim Financial Information

To the Board of Directors of Aaron Rents, Inc.

We are aware of the incorporation by reference in the following Registration Statements and in their related Prospectuses, of our report dated August 11, 2003, relating to the unaudited consolidated financial statements of Aaron Rents, Inc. and Subsidiaries which are included in its Form 10-Q for the quarter ended June 30, 2003:

•      Registration Statement No. 33-9026 on Form S-8 pertaining to the Aaron Rents, Inc. Retirement Plan and Trust

•                  Registration Statement No. 33-62538 on Form S-8 pertaining to the Aaron Rents, Inc. Retirement Plan and Trust

•                  Registration No. 333-33363 on Form S-8 pertaining to the Aaron Rents, Inc. 1996 Stock Option Incentive Award Plan

•                  Registration No. 333-76026 on Form S-8 pertaining to the Aaron Rents, Inc. 2001 Stock Option Incentive Award Plan

/s/ Ernst & Young LLP

Atlanta, Georgia

August 11, 2003